UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PRAXAIR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

39 OLD RIDGEBURY ROAD, DANBURY, CT 06810-5113

April 2004

Dear Praxair Shareholder:

You have recently received a proxy card in the mail for Praxair, Inc.'s Annual Meeting of Shareholders to be held on April 27, 2004 at 9:30AM. Our records indicate that you have elected to view the Notice of Meeting, the Proxy Statement for that meeting, and Praxair, Inc.'s Annual Report to shareholders on the internet, rather than receiving hardcopies in the mail; an approach that saves Praxair money. This consent to electronic "delivery" remains in force for all future Annual Meeting mailings without any further action by you.

This letter is notice to you that these documents are now available for viewing and downloading as follows:

2003 Annual Report: www.praxair.com/annualreport
2004 Notice of Annual Meeting and Proxy Statement: www.praxair.com/proxy

Even if you have consented to electronic delivery, you may still request hardcopies by contacting Mark S. Lyon at Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

If you wish to revoke your consent (or believe our records are in error), then you should contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. They can also be reached by telephone at (800) 368-5948 or via e-mail at info@rtco.com. If your stock holdings are in one or more of the Savings Plans included in the total number of shares set forth on your proxy card, Registrar and Transfer Company will communicate your revocation to the plan administrator for you.

Please vote your shares! Your vote is important!

        We recommend that you cast your vote at the internet voting site at https://proxyvotenow.com/pxa.